Exhibit 1(i) and 2(i)

STOCK PURCHASE AGREEMENT

among

Gold Ribbon Bio Energy Holdings Inc.,

U. S. Bio Energy, Inc.,

and

Monogenesis Corporation

Dated:                     , 2008

Exhibit 1(i) and 2(i)

STOCK PURCHASE AGREEMENT

Table of Contents

ARTICLE I SECURITIES		2
1.1	Issuance of Securities to Monogenesis	2
1.2	Registration Statement	2

ARTICLE II CLOSING		2
2.1	Time and Place	2
2.2	Simultaneous Actions	2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF GOLD RIBBON AND USBE		2
3.1	Organization	2
3.2	Capitalization	2
3.3	Subsidiaries	3
3.4	Authority	3
3.5	Financial Statements	3
3.6	Absence of Undisclosed Liabilities	4
3.7	Absence of Changes	4
3.8	Title to Assets	4
3.9	Litigation	4
3.10	Compliance; Governmental Authorization	4
3.11	Labor Relations; Employees	5
3.12	Employee Benefit Plans	5
3.13	Accounts and Notes Receivable	5
3.14	Tax Matters	6
3.15	Books and Records	6
3.16	Disclosure	6

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF MONOGENESIS		6
4.1	Organization	6
4.2	Authority	6
4.3	Shareholders	7

ARTICLE V COVENANTS OF GOLD RIBBON AND USBE		7
5.1	Conduct of Business Until Closing Date	7
5.2	Access to Properties and Records	7
5.3	Advice of Changes	7
5.4	Conduct	7
5.5	Approvals, Consents	7

ARTICLE VI COVENANTS OF MONOGENESIS		8
6.1	Confidentiality; Return of Documents	8

ARTICLE VII CONDITIONS TO OBLIGATIONS OF MONOGENESIS		8
7.1	Accuracy of Representations and Warranties	8

i

Exhibit 1(i) and 2(i)

7.2	Performance of Agreements	8
7.3	Officer’s Certificates	8
7.4	Secretary’s Certificate	8
7.5	Consents, Authorizations	8
7.6	Legislation	9
7.7	Issuance, Registration and Dividend of Shares and Warrants	9
7.8	Good Standing Certificates	9
7.9	Financial Statements	9

ARTICLE VIII CONDITIONS TO OBLIGATIONS OF GOLD RIBBON AND USBE		9
8.1	Accuracy of Representations and Warranties	9
8.2	Performance of Agreements	10
8.3	Officer’s Certificate	10
8.4	Secretary’s Certificate	10
8.5	Consents, Authorizations	10
8.6	Legislation	10
8.7	Issuance, Registration and Dividend of Shares and Warrants	10

ARTICLE IX TERMINATION		11
9.1	Termination	11

ARTICLE X INDEMNIFICATION		11
10.1	Indemnification	11
10.2	Third Party Claims	12
10.3	Remedies Cumulative	12
10.4	Recoveries	12

ARTICLE XI MISCELLANEOUS		13
11.1	Expenses; Transfer Taxes	13
11.2	Binding Effect	13
11.3	Entire Agreement; Amendments	13
11.4	Headings	13
11.5	Notices	13
11.6	Publicity	14
11.7	Governing Law	14
11.8	Waivers	14
11.9	Defined Terms	14
11.10	Fees	14

ii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of this          day of                     , 2008 by and among Gold Ribbon Bio Energy Holdings Inc., a Delaware corporation (“Gold Ribbon”); U. S. Bio Energy, Inc., a Kansas corporation (“USBE”); and Monogenesis Corporation, a Delaware corporation (“Monogenesis”).

WHEREAS, Monogenesis is a closed-end investment company with in excess of 1,000 shareholders which was formed to provide a mechanism for companies to become reporting companies under the Securities Act of 1934 through dividend distributions to its shareholders;

WHEREAS, Gold Ribbon desires to have a class of shares which may be traded publicly to facilitate access to equity capital and future acquisitions and to provide liquidity for its shareholders and value to employee stock incentive programs;

WHEREAS, Gold Ribbon has three classes of stock authorized: Common Shares, Class B Common Shares and Preferred Shares and will authorize the issuance of the common stock purchase warrants described below;

WHEREAS, as of the date hereof, Gold Ribbon had authorized 64,500,000 Common Shares, 7,092,000 of which were issued and outstanding; 500,000 Class B Common Shares, 98,500 of which were issued and outstanding; and 10,00,000 Preferred Shares, none of which were issued and outstanding;

WHEREAS, Gold Ribbon will authorize Common Stock Purchase Warrants (the “Warrants”) to purchase Common Shares of Gold Ribbon (which Warrants will be exercisable for approximately 7 months and have an exercise price of $5.00 per share);

WHEREAS, prior to the Closing Date (as hereinafter defined), Monogenesis will purchase, and Gold Ribbon will issue to Monogenesis, 750,000 of its Common Shares at a purchase price of $0.01 per share together with 2,986,000 Warrants at a purchase price of $0.001 per Warrant;

WHEREAS, Gold Ribbon will file a registration statement (the “Registration Statement”) registering 3,581,960 of the Common Shares held by shareholders of Gold Ribbon, all of the Common Shares and all of the Warrants to be issued to Monogenesis and to Spartan Securities Group, Ltd. and all of the Common Shares underlying the Warrants pursuant to the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, on the Closing Date, Monogenesis will authorize its transfer agent to dividend to Monogenesis shareholders 200 Common Shares of Gold Ribbon and 1,000 Warrants of Gold Ribbon for each share of stock of Monogenesis held;

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

Exhibit 1(i) and 2(i)

ARTICLE I

SECURITIES

1.1 Issuance of Securities to Monogenesis. Gold Ribbon shall issue to Monogenesis 750,000 Common Shares upon receipt of the purchase price of $0.01 per share and 2,986,000 Warrants (in substantially the form attached hereto as Exhibit 1.1) upon receipt of the purchase price of $0.001 per Warrant.

1.2 Registration Statement. Gold Ribbon shall prepare and file the Registration Statement pursuant to the 1933 Act registering a total of 16,332,960 Common Shares and 3,986,000 Warrants, which constitute 3,582,960 of the 7,254,960 Common Shares held by shareholders of Gold Ribbon (other than Monogenesis), the 750,000 Common Shares and 2,986,000 Warrants to be issued to Monogenesis, the 1,000,000 Warrants issued to Spartan Securities Group, Ltd. and the 12,000,000 Common Shares underlying the Warrants. The shareholders shall receive the registered shares as indicated on Schedule 3.2.

ARTICLE II

CLOSING

2.1 Time and Place. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the place and on such date and at such time within ten business days after the date on which all of the conditions set forth in Articles VII and VIII to each party’s obligations hereunder have been satisfied or waived, as set forth in a written notice from Monogenesis at least five business days prior thereto; or on such other date and at such other time and place as Gold Ribbon and Monogenesis may mutually agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

2.2 Simultaneous Actions. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GOLD RIBBON AND USBE

Gold Ribbon and USBE represent and warrant to Monogenesis, all of which representations and warranties shall be true on the Closing Date and shall survive the Closing, that:

3.1 Organization. Gold Ribbon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power to own its property and carry on its business as it is now being conducted. Copies of the Certificate of Incorporation and the Bylaws of Gold Ribbon, which have been furnished to Monogenesis, are true and correct copies of said documents including all amendments to the date hereof. The offices and directors of Gold Ribbon are listed on Schedule 3.1.

3.2 Capitalization. Gold Ribbon has authorized 64,500,000 Common Shares, par value $.01 per share; 500,000 Class B Common Shares, par value $.01 per share; and 10,00,000 Preferred Shares, par value $.01 per share. Of such shares, including the

Exhibit 1(i) and 2(i)

shares to be issued to Monogenesis, 8,004,960 Common Shares, 98,500 Class B Common Shares and no Preferred Shares will be issued and outstanding on the Closing Date and have been and will be duly authorized, validly issued, fully paid and nonassessable. A list of all shareholders of Gold Ribbon and the number and class of shares held by each such shareholder is included on Schedule 3.2. Except for the warrants issued to Monogenesis and Spartan Securities Group, Ltd. and the Class B Common Shares, there is no: (i) outstanding security convertible into or exchangeable for the Common Shares of Gold Ribbon; (ii) option, warrant, put, call or other right to purchase or subscribe to Common Shares of Gold Ribbon; or (iii) contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance or disposition of Common Shares of Gold Ribbon or the issuance or disposition of any security convertible into Common Shares of Gold Ribbon. Gold Ribbon’s records reflect the ownership of all issued and outstanding shares of its stock.

3.3 Subsidiaries. Gold Ribbon has the subsidiaries listed on Schedule 3.3.

3.4 Authority. Gold Ribbon has full power to execute and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate and other actions. Neither the execution nor delivery of this Agreement nor the performance, observation or compliance with its terms and conditions will violate any provision of law, any order of court or other governmental agency, the Certificate of Incorporation or Bylaws of Gold Ribbon, or any indenture, agreement or other instrument to which Gold Ribbon is a party, or by which it is bound or by which any of its property is bound. No consent to the performance, observation or compliance with the terms and conditions of this Agreement by Gold Ribbon is required from any third party.

3.5 Financial Statements. Gold Ribbon and USBE have provided Monogenesis with true and complete copies of the following (collectively, the “Financial Statements”):

(a) the audited balance sheets of USBE as of December 31, 2006 and 2005, and the related audited statements of earnings and retained earnings and cash flow for the fiscal years then ended, and notes related thereto;

(b) the unaudited balance sheet (the “Balance Sheet”) of USBE as of September 30, 2007 (the “Balance Sheet Date”) and the related unaudited statement of earnings for the nine months then ended, prepared by USBE and accompanied by a certificate in the form of Exhibit 3.5 hereto executed by the persons indicated on said Exhibit; and

(c) the unaudited balance sheet (the “Balance Sheet”) of Gold Ribbon as of September 30, 2007 (the “Balance Sheet Date”) and the related unaudited statement of earnings for the nine months then ended, prepared by Gold Ribbon and accompanied by a certificate in the form of Exhibit 3.5 hereto executed by the persons indicated on said Exhibit.

The Financial Statements either eliminate or clearly disclose all transactions between Gold Ribbon, USBE, the shareholders and their affiliates. Except as otherwise noted in the Financial Statements, the Financial Statements are complete and present fairly the financial position of Gold Ribbon and USBE and the results of their operations as of the dates thereof and for the periods covered thereby in conformity with generally accepted accounting principles applied on a consistent basis.

Exhibit 1(i) and 2(i)

3.6 Absence of Undisclosed Liabilities. To the knowledge of Gold Ribbon and USBE, at the Balance Sheet Date (i) neither Gold Ribbon nor USBE had any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were not provided for or disclosed on the Balance Sheet, (ii) all reserves and allowances provided on the Balance Sheet were adequate for the purposes indicated therein and (iii) there were no loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board (FASB)) which were not adequately provided for in the Balance Sheet.

3.7 Absence of Changes. Since the Balance Sheet Date, Gold Ribbon’s and USBE’s business has operated in the ordinary course to the extent applicable to a company in the development stage and there has not been (i) any adverse change in its condition (financial or otherwise), assets, liabilities, earnings or business; (ii) any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) incurred, or any transaction, contract or commitment entered into, other than items incurred or entered into (as the case may be) in the ordinary course of the business; (iii) any amendment or termination of a material contract, license, lease, commitment or other agreement to which Gold Ribbon or USBE are a party, except in the ordinary course of business; (iv) any license, sale, transfer, pledge, mortgage or other disposition of any tangible or intangible asset or intellectual property except in the ordinary course of business; (v) any failure to operate its business in the ordinary course of a company in the development stage; or (vi) any dividend or other distribution declared or paid or any change in its outstanding capital stock except as disclosed to Monogenesis.

3.8 Title to Assets. USBE has good and marketable title to all of its assets, free and clear of all mortgages, liens, pledges, charges, security interests, rights of way, options, rights of first refusal, conditions, restrictions or encumbrances of any kind or character, whether or not relating to the extension of credit or the borrowing of money (collectively, “Encumbrances”), except for (i) the Encumbrances disclosed in the Financial Statements and (ii) liens for taxes and governmental charges not yet payable without penalty.

3.9 Litigation. Except as disclosed in the Registration Statement, there are no (i) audits, inspections, actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against Gold Ribbon or USBE, whether at law or in equity, whether civil or criminal in nature or whether before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, nor, to the knowledge of Gold Ribbon and USBE, does any basis exist therefor or (ii) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Gold Ribbon or USBE.

3.10 Compliance; Governmental Authorization. (a) Gold Ribbon and USBE have complied with all federal, state, territorial, local or foreign laws, ordinances, regulations or orders applicable to its business or assets, including, by way of description, and not limitation, matters relating to the environment, anti-competitive practices, discrimination, employment, health and safety, taxes, issuance of securities, customs duties and requirements and foreign practices. Gold Ribbon and USBE have all federal, state,

Exhibit 1(i) and 2(i)

territorial, local and foreign governmental licenses and permits necessary in the conduct of their business as presently conducted (noting that operations have not yet began) and no violations are outstanding or uncured with respect to any such licenses or permits and no proceeding is pending or threatened to revoke or limit any of them. Such licenses, consents and permits shall not be affected in any respect by the transactions contemplated hereby.

(b) As used in this Agreement, “Hazardous Substance” shall mean and include all hazardous or toxic substances, wastes or materials, any pollutants or contaminants (including, without limitation, all oil and petroleum of any kind and in any form, asbestos and raw materials which include hazardous constituents), or any other similar substances, or materials which are included under or regulated by any applicable local, state, federal or foreign law, rule or regulation pertaining to environmental regulation, contamination, clean-up or disclosure, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to-Know Act of 1986, and all comparable applicable state or local laws, orders and regulations, as any of the foregoing has heretofore been amended.

(c) Gold Ribbon and USBE hereby warrant to Monogenesis that Gold Ribbon, USBE and the supervisory employees, officers and directors of Gold Ribbon and USBE have no knowledge of the presence, storage, disposition, generation, treatment, release or discharge of any Hazardous Substance on, under or about the assets owned by Gold Ribbon and USBE or the land and buildings on and in which Gold Ribbon and USBE currently conduct or previously conducted their operations except in accordance with applicable laws.

3.11 Labor Relations; Employees. Gold Ribbon and USBE are in compliance with all applicable federal, state, territorial, local and foreign laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice complaint against Gold Ribbon or USBE pending before any state, local or foreign agency. There is no labor strike, dispute, slowdown, stoppage or organizational effort or similar activity actually pending or, to the knowledge of Gold Ribbon or USBE, threatened involving Gold Ribbon or USBE; no representation question exists respecting the employees of Gold Ribbon or USBE; and no collective bargaining agreement presently covers any employees of Gold Ribbon or USBE, nor is any currently being negotiated.

3.12 Employee Benefit Plans. Neither Gold Ribbon nor USBE currently have any “employee pension benefit” plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any “employee welfare benefit” plans (as defined in Section 3(1) of ERISA) or any other qualified or non-qualified plans, programs or letters of commitment promising current or future benefits or deferred compensation.

3.13 Accounts and Notes Receivable. Except as otherwise reflected in the Financial Statements, all unpaid accounts and notes receivable outstanding at the date hereof constitute, and those outstanding at the Closing Date will constitute, valid and enforceable claims arising in bona fide transactions in the ordinary course of business, except as enforceability is limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors rights generally.

Exhibit 1(i) and 2(i)

3.14 Tax Matters. For purposes of this Agreement, the term “Taxes” means all taxes of any kind or nature, including but not limited to federal, state, local and foreign income taxes, withholding taxes, branch profit taxes, gross receipts taxes, franchise taxes, sales and use taxes, business and occupation taxes, property taxes, VAT, custom duties or imposts, stamp taxes, excise taxes, payroll taxes, intangible taxes and capital taxes and any penalties or interest thereon. Gold Ribbon and USBE have filed within the time and in the manner prescribed by law all tax returns and reports required to be filed by them under the laws of the United States and each state or other jurisdiction in which they conducts business activities requiring the filing of tax returns or reports. Gold Ribbon and USBE have paid or set up adequate reserves in the Balance Sheet in respect of all Taxes. There are no tax liens, whether imposed by the United States, any state, local, foreign or other taxing authority, outstanding against Gold Ribbon or USBE or their assets. All Taxes and assessments that Gold Ribbon or USBE are required to withhold or to collect have been duly withheld or collected and all withholdings and collections have either been duly and timely paid over to the appropriate governmental authorities or are, together with the payments due or to become due in connection therewith, duly reflected on the Balance Sheet in accordance with generally accepted accounting principles.

3.15 Books and Records. The books of account and other corporate financial records of Gold Ribbon and USBE are in all material respects complete and correct, have been maintained in accordance with good business practices and matters contained therein are appropriately and accurately reflected in the Financial Statements. The corporate record books of Gold Ribbon and USBE contain true and complete copies of the minutes of all meetings of their shareholders and directors.

3.16 Disclosure. Neither this Agreement (including the Schedules and Exhibits attached hereto) nor any other document, certificate or statement furnished to Monogenesis by or on behalf of Gold Ribbon or USBE in connection with the transactions contemplated hereby, when considered in the aggregate with all other such documents, certificates or statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MONOGENESIS

Monogenesis represents and warrants, all of which representations and warranties shall be true on the Closing Date and shall survive the Closing, that:

4.1 Organization. Monogenesis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted.

4.2 Authority. Monogenesis has the full power to execute and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate and other actions. Neither the execution nor delivery of this

Exhibit 1(i) and 2(i)

Agreement nor the performance, observance or compliance with its terms and conditions will violate any provision of law, any order of court or other governmental agency, the Certificate of Incorporation or Bylaws of Monogenesis or any indenture, agreement or other instrument to which Monogenesis is a party, or by which it is bound. No consent to the performance, observation or compliance with the terms and conditions of this Agreement by Monogenesis is required from any third party.

4.3 Shareholders. Monogenesis has in excess of 1,000 shareholders.

ARTICLE V

COVENANTS OF GOLD RIBBON AND USBE

Gold Ribbon and USBE hereby covenant and agree with Monogenesis as follows:

5.1 Conduct of Business Until Closing Date. Except as permitted or required hereby or as Monogenesis may otherwise consent in writing, between the date hereof and the Closing Date, Gold Ribbon and USBE shall neither declare, set aside, pay or make any dividend or other distribution or payment on or in respect of shares of its stock, nor directly or indirectly redeem, retire, purchase or otherwise acquire any of its stock.

5.2 Access to Properties and Records. Gold Ribbon and USBE shall give to Monogenesis and its representatives reasonable access hours to Gold Ribbon’s and USBE’s properties, personnel, books, tax returns, contracts, commitments and records and the right to make copies thereof. Gold Ribbon and USBE shall furnish to Monogenesis and such representatives all such additional documents and financial and other information as Monogenesis or its representatives may from time to time reasonably request and permit Monogenesis and such representatives to examine all records and working papers relating to the preparation, review and audits of Gold Ribbon’s and USBE’s financial statements and tax returns.

5.3 Advice of Changes. Between the date hereof and the Closing Date, Gold Ribbon and USBE shall advise Monogenesis promptly in writing of any fact of which Gold Ribbon or USBE become aware, which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement.

5.4 Conduct. Except as permitted or required hereby or as Gold Ribbon or USBE may notify Monogenesis in writing, neither Gold Ribbon nor USBE shall enter into any transaction, take any action, or fail to take any action, which would result in any of the representations and warranties of either of them contained in this Agreement or in any Schedule or Exhibit hereto not being true and correct at and as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

5.5 Approvals, Consents. Gold Ribbon and USBE shall obtain in writing prior to the Closing Date all approvals, consents and waivers, required to be obtained by either of them in order to effectuate the transactions contemplated hereby, and shall deliver to Monogenesis copies thereof, reasonably satisfactory in form and substance to Monogenesis.

Exhibit 1(i) and 2(i)

ARTICLE VI

COVENANTS OF MONOGENESIS

Monogenesis hereby covenants and agrees with Gold Ribbon and USBE as follows:

6.1 Confidentiality; Return of Documents. Unless and until the transactions contemplated by this Agreement are consummated, Monogenesis shall keep in confidence all proprietary and financial information of Gold Ribbon and USBE, and shall not, except to the extent required by law or to the extent any such information is otherwise publicly available, without the prior written consent of Gold Ribbon or USBE, reveal any such financial or proprietary information to any third party other than securities regulatory authorities in connection with the Registration Statement or counsel, accountants or experts retained by Monogenesis who shall be bound by the same restrictions. If the transactions contemplated by this Agreement are not consummated, at Gold Ribbon’s or USBE’s request, Monogenesis shall return to Gold Ribbon or USBE, as directed, all documents supplied to Monogenesis by either of them pursuant to the provisions of this Agreement.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF MONOGENESIS

The obligation of Monogenesis to perform as provided in this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by Monogenesis in its sole discretion:

7.1 Accuracy of Representations and Warranties. The representations and warranties of Gold Ribbon and USBE contained in this Agreement and in any Schedule or Exhibit hereto shall be true and accurate in all material respects on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions required or permitted hereby, and except that any such representation or warranty made as of a specified date (other than the date of this Agreement) shall have been true and accurate in all material respects on and as of such date.

7.2 Performance of Agreements. Gold Ribbon and USBE shall have performed and complied with all covenants, obligations and agreements to be performed or complied with, on or before the Closing Date pursuant to this Agreement or any Schedule or Exhibit hereto.

7.3 Officer’s Certificates. Monogenesis shall have received an accurate certificate of a duly authorized officer of Gold Ribbon and an accurate certificate of a duly authorized officer of USBE, each dated the Closing Date, satisfactory in form and substance to Monogenesis, certifying the fulfillment of the matters specified in Sections 7.1 and 7.2.

7.4 Secretary’s Certificate. Monogenesis shall have received an accurate certificate of the Secretary of Gold Ribbon, dated the Closing Date, satisfactory in form and substance to Monogenesis, with respect to the resolutions adopted by the Board of Directors of Gold Ribbon approving this Agreement and the transactions contemplated hereby.

7.5 Consents, Authorizations. All consents, authorizations, orders or approvals of, and filings or registrations with and the expiration of all waiting periods imposed by, any third party, including, without limitation, any federal, state or local commission,

Exhibit 1(i) and 2(i)

board or other regulatory body, lender, lessor, licensor or supplier which are required for or in connection with the execution and delivery of this Agreement by Gold Ribbon and USBE and the consummation of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.

7.6 Legislation. No federal, state or local statute, rule or regulation shall have been enacted after the date of this Agreement which prohibits, restricts, delays or materially adversely affects the business or the proposed business of Gold Ribbon or USBE or the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect, or threatened by a governmental agency, restraining the consummation of the transactions contemplated hereby.

7.7 Issuance, Registration and Dividend of Shares and Warrants. Gold Ribbon shall have taken all steps necessary to issue the shares and Warrants in accordance with this Agreement. Monogenesis shall have resolved to dividend to each of its shareholders 200 Common Shares and 1,000 Warrants of Gold Ribbon to be issued to Monogenesis for each share of stock of Monogenesis held by such shareholder. The Registration Statement shall have been filed registering 3,582,960 of the Common Shares held by shareholders of Gold Ribbon, all of the Common Shares to be issued to Monogenesis, all of the Warrants and all of the Common Shares underlying the Warrants, and such Registration Statement shall have become effective.

7.8 Good Standing Certificates. Monogenesis shall have received certificates acceptable to it from the Secretary of State of the jurisdictions in which Gold Ribbon is incorporated, certifying that Gold Ribbon is in good standing under the laws of such jurisdiction.

7.9 Financial Statements. Monogenesis shall have received the unaudited balance sheets of Gold Ribbon and USBE as of the quarter-end immediately preceding the Closing Date (or the prior quarter-end if the Closing occurs within thirty-five days of the end of a quarter), and the related unaudited statements of earnings, retained earnings and cash flows for the portion then ended, presented on a comparative basis with financial statements of the same portion of the preceding fiscal year, prepared by Gold Ribbon and USBE and accompanied by a certificate in the form of Exhibit 3.5 attached hereto executed by the persons indicated on said Exhibit. Such statements shall not differ from those for the comparable period of the preceding fiscal year in any materially adverse respect.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF GOLD RIBBON AND USBE

The obligation of Gold Ribbon and USBE to perform their obligations under this Agreement is subject to the satisfaction at or prior to the Closing Date of the following conditions unless waived by Gold Ribbon and USBE in their sole discretion:

8.1 Accuracy of Representations and Warranties. The representations and warranties of Monogenesis contained in this Agreement or in any Schedule or Exhibit hereto shall be true and accurate in all material respects on and as of the Closing Date, with the same force and effect as if made on the Closing Date, except as affected by transactions required or permitted hereby, and except that any such representation or warranty made as of a specified date (other than the date of this Agreement), shall have been true and accurate in all material respects on and as of such date.

Exhibit 1(i) and 2(i)

8.2 Performance of Agreements. Monogenesis shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any Schedule or Exhibit hereto.

8.3 Officer’s Certificate. Gold Ribbon and USBE shall have received an accurate certificate, dated the Closing Date, of a duly authorized officer of Monogenesis, satisfactory in form and substance to Gold Ribbon and USBE, certifying as to the fulfillment of the matters specified in Sections 8.1 and 8.2.

8.4 Secretary’s Certificate. Gold Ribbon and USBE shall have received an accurate certificate, dated the Closing Date, of the Secretary of Monogenesis, satisfactory in form and substance to Gold Ribbon and USBE, with respect to the resolutions adopted by the Board of Directors of Monogenesis approving this Agreement and the transactions contemplated hereby.

8.5 Consents, Authorizations. All consents, authorizations, orders or approvals of, and filings or registrations with, and the expiration of all waiting periods imposed by any third party, including without limitation, any federal, state or local commission, board or other regulatory body which are required for or in connection with the execution and delivery by Monogenesis of this Agreement and the consummation by Monogenesis of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect.

8.6 Legislation. No federal, state or local statute, rule or regulation shall have been enacted after the date of this Agreement which prohibits, restricts, delays or materially adversely affects the consummation of the transactions contemplated by this Agreement or any of the conditions to the consummation of such transactions. No temporary restraining order or injunction shall be in effect, or threatened by a governmental agency, restraining the consummation of the transactions contemplated hereby.

8.7 Issuance, Registration and Dividend of Shares and Warrants. Gold Ribbon shall have taken all steps necessary to issue the shares and Warrants to Monogenesis in accordance with this Agreement. Monogenesis shall have resolved to dividend to each of its shareholders 200 Common Shares and 1,000 Warrants of Gold Ribbon to be issued to Monogenesis for each share of stock of Monogenesis held by such shareholder. The Registration Statement shall have been filed registering 3,582,960 of the Common Shares held by the shareholders of Gold Ribbon, all of the Common Shares to be issued to Monogenesis, all of the Warrants and all of the Common Shares underlying the Warrants, and such Registration Statement shall have be become effective.

Exhibit 1(i) and 2(i)

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by Monogenesis, if there has been a violation or breach by Gold Ribbon or USBE of any material agreement, representation or warranty of either of them contained in this Agreement and such violation or breach has not been waived by Monogenesis, or, with respect to a violation or breach of an agreement, cured within ten business days after the receipt of written notice thereof; or

(b) by Gold Ribbon or USBE, if there has been a violation or breach by Monogenesis of any material agreement, representation or warranty of Monogenesis contained in this Agreement and such violation or breach has not been waived by Gold Ribbon and USBE or, with respect to a violation or breach of an agreement, cured within ten business days after the receipt of written notice thereof.

In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 9.1, written notice thereof shall immediately be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. The provisions of Sections 6.1, 10.1 and 10.2 shall survive any such termination.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification. (a) Gold Ribbon and USBE shall, jointly and severally, indemnify, defend and save Monogenesis harmless from, against, for and in respect of the following: (i) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Monogenesis and arising from a breach of any representation, warranty, covenant or agreement of Gold Ribbon or USBE contained in or made pursuant to this Agreement (including the Schedules and Exhibits attached hereto), or in any certificate, instrument or agreement delivered by Gold Ribbon or USBE pursuant hereto or in connection with the transactions contemplated hereby; and (ii) all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals) incurred by Monogenesis in connection with any action, suit, proceeding, demand, investigation, assessment or judgment incident to any of the matters indemnified against under this Section 10.1(a). Monogenesis shall not bring a claim, demand, suit or cause of action against Gold Ribbon or USBE under or pursuant to this Section 10.1(a) with respect to the representations and warranties set forth herein unless Monogenesis has first given Gold Ribbon and USBE written notice, with reasonable specificity, of the existence of any such claim, demand, suit or cause of action under this Agreement. Upon the giving of such written notice as aforesaid, Monogenesis shall have the right, in addition to all other remedies available to it, to commence legal proceedings for the enforcement of its rights under this Agreement. Monogenesis, at its option and with at least two days advance notice to the affected party, may recover any such liability by set off against payments otherwise required to be made by Monogenesis to such party pursuant to any agreement between Monogenesis and such party.

Exhibit 1(i) and 2(i)

(b) Monogenesis shall indemnify, defend and save Gold Ribbon and USBE harmless from, against, for and in respect of the following: (i) any damages, losses, obligations, liabilities, claims, actions or causes of action sustained or suffered by Gold Ribbon or USBE and arising from a breach of any representation, warranty, covenant or agreement of Monogenesis contained in or made pursuant to this Agreement or in any certificate, instrument or agreement delivered by it pursuant hereto or in connection with the transactions contemplated hereby; and (ii) all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals) incurred by Gold Ribbon or USBE in connection with any action, suit, proceeding, demand, investigation, assessment or judgment incident to any of the matters indemnified against under this Section 10.1(b). Neither Gold Ribbon nor USBE shall bring a claim, demand, suit or cause of action against Monogenesis under or pursuant to this Section 10.1(b) unless such party has first given Monogenesis written notice, with reasonable specificity, of the existence of any such claim, demand, suit or cause of action under this Agreement. Upon the giving of such written notice as aforesaid, such party shall have the right, in addition to all other remedies available to it, to commence legal proceedings for the enforcement of its rights under this Agreement.

10.2 Third Party Claims. With respect to claims resulting from the assertion of liability by third parties, the obligations and liabilities of the party responsible for indemnification (the “Indemnifying Party”) hereunder with respect to indemnification claims by the party entitled to indemnity (the “Indemnified Party”) shall be subject to the following terms and conditions: (i) the Indemnified Party shall give prompt written notice to the Indemnifying Party of any assertion of liability by a third party which might give rise to a claim by the Indemnified Party against the Indemnifying Party based on the indemnity agreements contained in Section 10.1 hereof, stating the nature and basis of said assertion and the amount thereof, to the extent known; and (ii) the Indemnifying Party shall not make any settlement of any claims without the written consent of the Indemnified Party; provided, however, that if an Indemnified Party does not consent to a settlement proposed by the Indemnifying Party and accepted by the adverse third party, the liability of the Indemnifying Party shall be limited to the amount that would have been paid in such settlement.

10.3 Remedies Cumulative. The remedies provided for in this Article X shall be cumulative and shall not preclude assertion by the Indemnified Party of any other rights or the seeking of any other remedies against the Indemnifying Party.

10.4 Recoveries. In the event an Indemnified Party subsequently receives payment (including without limitation proceeds of insurance and payments on accounts receivable) with respect to a matter for which it has been fully indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay the amount of such payment up to the indemnification received, to the Indemnifying Party.

Exhibit 1(i) and 2(i)

ARTICLE XI

MISCELLANEOUS

11.1 Expenses; Transfer Taxes. All fees, costs and expenses incurred by Gold Ribbon, USBE, or Monogenesis in connection with, relating to or arising out of the preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees of the transfer agent and legal and accounting fees and expenses relating to the preparation and filing of the Registration Statement, shall be borne by Gold Ribbon or USBE.

11.2 Binding Effect. This Agreement shall become binding and effective when executed by the parties hereto. This Agreement shall not be assignable by any party without the prior written consent of the other parties, except that without relieving Monogenesis of any of its obligations under this Agreement, Monogenesis may assign this Agreement to any of its affiliates. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors, heirs, legal representatives and assigns of the parties hereto. This Agreement constitutes an agreement among the parties hereto and none of the agreements, covenants, representations or warranties contained herein shall be for the benefit of any third party not a party to this Agreement.

11.3 Entire Agreement; Amendments. This Agreement (including the Schedules and Exhibits attached hereto) contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party’s obligations hereunder may only be waived in writing by such party.

11.4 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, if mailed (by registered or certified mail, return receipt requested and postage prepaid), if sent by reputable overnight courier service for next business day delivery, or if sent by facsimile transmission, as follows:

if to Gold Ribbon or USBE, to:	Timothy R. Schwab, President
Richard L. Hageman, Vice President
Gold Ribbon Bio Energy Holdings Inc.
101 E. Industrial Drive
Sedgwick, Kansas 67135
Telephone: (316) 772-9055
Facsimile: (316) 772-0280

Exhibit 1(i) and 2(i)

if to Monogenesis to:
Monogenesis Corporation
Drawer 88, Walker Creek Road
Walker, West Virginia 26180-9948
Telephone: (304) 485-5000
Facsimile:

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be effective on the date of receipt (or, if received on a non-business day, on the first business day after the date of receipt).

11.6 Publicity. The parties agree that, except as otherwise required by law, the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated hereby is subject to mutual consent.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to its laws regarding conflicts of law).

11.8 Waivers. Any provision of this Agreement may be waived only by a written instrument executed by the party to be charged with such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.9 Defined Terms. Throughout this Agreement various terms have been defined by being enclosed in quotation marks, usually in parentheses, and used with their initial letters capitalized. Unless the context otherwise requires, such defined terms shall have their designated meaning whenever used in this Agreement or any attached schedules.

11.10 Fees. If there is any litigation between the parties related to this Agreement or the transactions contemplated by this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals).

Exhibit 1(i) and 2(i)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

Gold Ribbon Bio Energy Holdings Inc.

By:
Title:

U.S. Bio Energy, Inc.

By:
Title:

Monogenesis Corporation

By:
Title:

Exhibit 1(i) and 2(i)

SCHEDULE 3.1

Officers and Directors of Gold Ribbon

Name	Office
Timothy R. Schwab	President, Director
Richard L. Hageman	Vice President, Secretary, Treasurer, Director
Larry G. Jacob	Director
Bradley Kent McGlachlin	Director
Buckley E. Thompson	Director

SCHEDULE 3.2

Stock of Gold Ribbon Bio Energy Holdings Inc.

Name	Number of Common Shares	Number of Class B Common Shares	Number of Registered Common Shares
Timothy R. Schwab	2,448,000	34,000	612,000
Richard L. Hageman	2,448,000	34,000	612,000
CrossBar Energy, LLC	216,000	3,000	216,000
H&H Homebuilders, Inc.	216,000	3,000	216,000
William E. Sutton	144,000	2,000	144,000
Brad & Kathy Bishop	108,000	1,500	108,000
CPR Partnership	108,000	1,500	108,000
Vince Grady and Brad Grady	108,000	1,500	108,000
Grady Investments LLC	108,000	1,500	108,000
Great Empire Energy LLC	108,000	1,500	108,000
Stephen J. & Deborah L. Hageman	108,000	1,500	108,000
Larry Mark Jacob	108,000	1,500	108,000
Marc L & Diane M. Kessinger	108,000	1,500	108,000
James S. Korwin	108,000	1,500	108,000
Clayton R. and Tamara D. McCullough	108,000	1,500	108,000
Michael K. & Carolyn M. Porterfield	108,000	1,500	108,000
Real Estate Connections, Inc.	108,000	1,500	108,000
Screw Machine Products, Inc.	108,000	1,500	108,000
Jerald F. Willert	108,000	1,500	108,000
Paul J. & Patricia J. Willert	108,000	1,500	108,000

Total	7,092,000	98,500	3,420,000

Exhibit 1(i) and 2(i)

EXHIBIT 1.1

Form of Common Stock Purchase Warrants

See exhibit to Registration Statement.

EXHIBIT 3.5

Certificate Relating to Financial Statements

of Gold Ribbon Bio Energy Holdings Inc.

FINANCIAL STATEMENTS CERTIFICATE

The undersigned, President of Gold Ribbon Bio Energy Holdings Inc. (the “Corporation”), certifies that:

1. The balance sheet of the Corporation as of                      and the income statement of the Corporation for the period ending on                      (collectively, the “Financial Statements”), all as attached hereto and provided in connection with the Stock Purchase Agreement among the Corporation, U.S. Bio Energy, Inc. and Monogenesis Corporation dated             , 2007, are complete and present fairly the financial position of the Corporation.

2. The undersigned is not aware of any matters which are not reflected on such Financial Statements or which would make such Financial Statements misleading in any manner.

Witness the signature of the undersigned as of this          day of             , 200    .

By:

Certificate Relating to Financial Statements U.S. Bio Energy, Inc.

FINANCIAL STATEMENTS CERTIFICATE

The undersigned, President of U. S. Bio Energy, Inc. (the “Corporation”), certifies that:

1. The balance sheet of the Corporation as of                      and the income statement of the Corporation for the period ending on                      (collectively, the “Financial Statements”), all as attached hereto and provided in connection with the Stock Purchase Agreement among the Corporation, Gold Ribbon Bio Energy Holdings Inc. and Monogenesis Corporation dated             , 2007, are complete and present fairly the financial position of the Corporation.

Exhibit 1(i) and 2(i)

2. The undersigned is not aware of any matters which are not reflected on such Financial Statements or which would make such Financial Statements misleading in any manner.

Witness the signature of the undersigned as of this          day of             , 200    .

By: